UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2019

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

605 Westgate Circle, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 266-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	The Nasdaq Capital Market
Warrants to Purchase Common Stock	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On July 15, 2019, IMAC Holdings, Inc. (the “Company”) signed a $10 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company. The Company also entered into a registration rights agreement (the “Registration Agreement”) with Lincoln Park in which the Company agreed to file a registration statement related to the transaction with the U.S. Securities and Exchange Commission (“SEC”) covering the shares of the Company’s common stock that may be issued to Lincoln Park under the Purchase Agreement.

After the SEC has declared the registration statement related to the transaction effective, we have the right, in our sole discretion, over a 36-month period to sell shares of common stock to Lincoln Park, subject to certain limitations contained in the Purchase Agreement, in amounts up to 50,000 shares per regular sale, which may be increased to up to 100,000 shares depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), up to the aggregate commitment of $10 million (“Regular Purchases”). In addition to Regular Purchases and subject to the terms and conditions of the Purchase Agreement, the Company in its sole discretion may direct Lincoln Park on each purchase date to make “accelerated purchases” and “additional accelerated purchases” on the following business day as provided in the Purchase Agreement. However, in no event may the Company sell any number of shares that would result in Lincoln Park beneficially owning more than 4.99% of the Company’s outstanding common stock.

There are no upper limits on the per share price Lincoln Park may pay to purchase our common stock; however, the Company may not sell more than $1,000,000 in shares of common stock to Lincoln Park per Regular Purchase. The purchase price of the shares related to the $10 million of future funding will be based on the prevailing market prices of the Company’s shares without any fixed discount. Furthermore, the Company controls the timing and amount of any future sales, if any, of shares of common stock to Lincoln Park.

The Purchase Agreement limits the Company’s sales of shares of common stock to Lincoln Park to 1,669,359 shares of common stock, representing 19.99% of the shares of common stock outstanding on the date of the Purchase Agreement unless (a) stockholder approval is obtained to issue more than such amount or (b) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the lower of (i) the closing price of our common stock on the Nasdaq Capital Market immediately preceding July 15, 2019 or (ii) the average of the closing price of our common stock on the Nasdaq Capital Market for the five Business Days immediately preceding July 15, 2019.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. Additionally, Lincoln Park has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock. The Purchase Agreement does not limit the Company’s ability to raise capital from other sources at its sole discretion, provided that the Company has agreed not to enter into any “variable rate” transactions with any third party for the 36-month period following the execution of the Purchase Agreement.

In consideration for entering into the $10 million agreement, we issued to Lincoln Park 60,006 shares of our common stock as a commitment fee (the “Initial Commitment Shares”) and will issue up to an additional 60,006 shares pro rata, when and if Lincoln Park purchases, at the Company’s sole discretion, the $10 million aggregate commitment. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The proceeds received by the Company under the Purchase Agreement may be used for any corporate purpose at the sole discretion of the Company.

The foregoing descriptions of the Purchase Agreement and the Registration Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Agreement, a copy of each of which is attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The securities to be issued by the Company pursuant to the Purchase Agreement are not being registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1	Purchase Agreement, dated as of July 15, 2019, by and between the Company and Lincoln Park Capital Fund, LLC	Attached hereto
10.2	Registration Rights Agreement, dated as of July 15, 2019, by and between the Company and Lincoln Park Capital Fund, LLC	Attached hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 16, 2019	IMAC HOLDINGS, INC.

	By:	/s/ Jeffrey S. Ervin
	Name:	Jeffrey S. Ervin
	Title:	Chief Executive Officer